UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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Phillips 66

(Name of Registrant as Specified In Its Charter)

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On April 21, 2025, Phillips 66 published a press release in conjunction with issuing a letter to Phillips 66’s shareholders. A copy of that press release is provided below.

Phillips 66 Issues Letter to Shareholders

Highlights the Strength of its Board, its Nominees and its Strategy

Expresses Concern with Elliott’s Conflicts of Interest

Urges Shareholders to Vote “FOR” ONLY Phillips 66’s Nominees on the WHITE Proxy Card

HOUSTON, April 21, 2025 – Phillips 66 (NYSE:PSX) today sent a letter to shareholders highlighting valuable information for shareholders to make an informed voting decision at Phillips 66’s upcoming Annual Meeting on May 21, 2025. The letter:

•	Highlights the Board’s approach to independently representing shareholders and delivering consistent and compelling value;

•	Demonstrates the Board’s extensive experience taking bold action in the best interest of shareholders – including transformative transactions;

•	Highlights the significant value-creating actions the Board and management team have taken since Mark Lashier became CEO in 2022;

•	Emphasizes Phillips 66’s nominees’ extensive experiences and track records of shareholder value creation;

•	Expresses concern with Elliott’s, and Elliott’s nominees’, poorly disclosed conflicts of interest;

•	Encourages shareholders to vote for declassification in a lawful manner; and

•	Highlights that Elliott’s nominees have loyalty questions, redundant skills and histories of destroying shareholder value.

In conjunction with today’s shareholder letter, Phillips 66 published a new video on phillips66delivers.com that provides a rare insider’s look at how the Board oversees strategy and integrates top-tier directors.

The full text of the Board’s letter to shareholders follows:

Dear Fellow Shareholders,

Since our formation in 2012, we have returned more than $43 billion to shareholders through dividends and share repurchases1. We have grown our dividend at a 15% Compound Annual Growth Rate (“CAGR”). The dividend we pay to our shareholders has grown every single year since we have been a publicly-traded company – even through troughs in commodity cycles and periods of economic disruption. Not many energy companies can say the same.

This dependable return is under threat this year. Your vote at our 2025 Annual Meeting is important and could impact Phillips 66 and our track record of value creation:

•

On one side is the Phillips 66 Board and nominees, who have deep sector experience, a demonstrated ability to deliver reliable value and a proven history of acting independently for and in the best interest of all shareholders.

•

On the other side are nominees put forth by an activist hedge fund pushing a risky, short-term agenda predicated entirely on temporary market movements. These nominees have redundant experience and a history of destroying shareholder value, and several have concerning conflicts and ties to Elliott.

[1]	Shareholder distribution through dividends paid on common stock and repurchases of common stock.

Why Your Board Delivers Reliable Value

The durable nature of our returns through market cycles is not luck. Since our Company’s formation, the Board has always worked to explore every idea with one purpose in mind: are we doing enough to deliver value for and act in the best interest of our shareholders?

We do this through:

•

Deep Experience: Our Board and nominees possess a significant depth of industry experience (more than 230 years). Of our Board directors and nominees, six have refining experience, five have chemicals experience and five have midstream experience. Nearly everyone has experience in business transformations, several have expertise in finance and a number are experts in supply chains.

•

Independent and Fresh Perspectives: The Phillips 66 Board values refreshment to bring new, independent perspectives and has continued to evolve the Board to support the Company’s value creation. To that end, we’ve added five new independent directors in the past four years alone, and we’ve nominated two new directors to stand for election at this year’s Annual Meeting. The average tenure of our Board (excluding our two new director nominees) is six years, compared to eight for the average S&P 500 company.

•

Active Shareholder Engagement: In 2024, we engaged with shareholders representing over 60% of our outstanding shares, including numerous discussions with Elliott. We continue to take action driven by shareholder feedback – such as putting forth a declassification proposal for the sixth time, with the assistance of a proxy solicitor to drive further voting for the proposal, and placing additional emphasis on performance-based equity in executive compensation.

•

Strong Culture: We have a culture within the board room that prioritizes thorough, independent analysis and asking the tough questions. We regularly engage in healthy, passionate debate. We require the viewpoints of shareholders to be part of Board deliberations. The Board leaves no stone unturned when evaluating all options to enhance shareholder value.

We added Bob Pease – a director we identified in collaboration with Elliott – to the Board just last year. He entered our board room “looking to challenge” and was given full access to the Board and management. Bob’s letter to our shareholders on March 28, 2025, amounts to a review of the Phillips 66 Board from an independent, highly accomplished executive. Bob wrote: “The level of debate, in-depth analysis and looking under every stone that I have seen so far on this Board is exactly what shareholders should want in the Board room.”

Now, after Bob was loyal to all shareholders instead of only to Elliott, Elliott wants Bob off the Board.

A Board with Unprecedented Experience in Bold Actions

At every Board meeting, through the lens of a long-term Phillips 66 shareholder, we ask ourselves: what options do we have available to us to create more shareholder value?

Elliott seeks to break-up Phillips 66 – something we regularly analyze. Presently, this would be a high-risk, high-cost effort in pursuit of uncertain value informed by temporary market movements.

What shareholders should be asking is: does this Board know when such bold actions are truly beneficial to long-term shareholders? Does this Board have the experience and judgement to make those tough calls?

The answer is unequivocally yes. This Board and our nominees for election this year have overseen more than $300 billion in major separation transactions during their careers – including sales or spin-offs. This includes landmark efforts that fundamentally reshaped major corporations such as DowDuPont’s three-way breakup into Dow, Dupont de Nemours and Corteva; United Technologies’ three-way breakup into Carrier, Otis and RTX; and Abbott Laboratories’ spin-off of AbbVie, amongst others. Few, if any, boards in this country have more experience executing such transformational transactions than your Board. They know how to do it when it makes sense.

Quite simply – your Board of Directors is a group of change agents that is willing to take decisive action when that action is in the best interest of shareholders.

In July 2022, we appointed Mark Lashier as our new CEO after a thorough succession planning process, and we then embarked on the right transformative strategy that provides Phillips 66 shareholders a unique combination of consistent returns and meaningful upside. The Board has been highly engaged in overseeing the transformation necessary to implement this differentiated strategy. In less than three years, we have:

•	Divested multiple non-core assets, totaling $3.5 billion, at attractive multiples;

•	Made value accretive acquisitions within our Midstream segment to strengthen our integrated NGL portfolio, which have contributed to Midstream adjusted EBITDA[2] nearly doubling from 2021 to 2024;

•	Rationalized our Refining portfolio with the sale of one refinery, completing the conversion of another and plan to cease operations at a third;

•

Improved our Refining operational reliability and reduced Refining Adjusted Controllable Costs[3] by 15%, while our refining utilization rates have outperformed the industry average, achieved a record annual clean product yield of 87% in 2024; and

•	Returned $13.6 billion[4] to shareholders.

These are the right decisions for all shareholders, and we stand by our strategic actions. We have, of course, explored numerous other strategic and operational options. Shareholder input is part of that process, and we evaluate all ideas that may maximize shareholder value – regardless of where they come from. Elliott’s ideas are ones the Board has analyzed many times before, and we will continue to do so.

Phillips 66 Nominees: Distinguished Track Records of Value Creation

Our directors have the knowledge, skills and mindset to be effective and thorough advocates for shareholders and long-term value creation. This year, we are asking you to elect four directors, two of which are new additions, reflecting our ongoing effort to continuously challenge how we create value.

Our nominees are:

•

A. Nigel Hearne: With more than 35 years of experience in the energy industry, Hearne is the Chief Operating Officer of Harbour Energy. He began his career in downstream operations, managing refineries in the U.S. and globally. Most recently he served as Executive Vice President of Oil, Products & Gas at Chevron Corporation, overseeing the full value chain. With his extensive operating experience in the upstream and downstream energy industry, Hearne will provide valuable insights while overseeing Phillips 66’s execution of its strategic priorities.

•

John Lowe: As a respected strategic leader in the energy industry, Lowe brings extensive expertise with over 30-years of industry experience, including leadership positions across midstream, refining, upstream and chemicals businesses, including time serving as a director of many public companies, such as TC Energy, APA Corporation, Agrium and DCP Midstream. He was Executive Vice President of ConocoPhillips and played a key role in the Phillips 66 spin-off. His executive and board experience offers valuable insight into the Company’s strategic transformation and overall strategy.

[2]	Non-GAAP financial measure. Reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measure can be found here.
[3]	Excludes adjusted turnaround expenses. Non-GAAP financial measure. Reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measure can be found here.
[4]	Shareholder distribution through dividends paid on common stock and repurchases of common stock.

•

Robert W. Pease: During his 39-year career in the energy industry, Pease has held numerous leadership roles, particularly in refining businesses. He served as CEO of Motiva, as well as President, Downstream at Cenovus Energy, where he led the transformation of Cenovus from an oil & gas producer into an integrated oil company. Pease’s deep refinery operations experience has bolstered the Board’s ability to oversee the Company’s integrated structure and operational efficiency of its refining assets.

•

Howard I. Ungerleider: An experienced public company board member, Ungerleider brings deep insight into the chemicals business. Ungerleider spent over 30 years at Dow, serving as President and CFO, and managing the financial complexities of the historic merge-and-spin of DowDuPont, an $86 billion holding company comprised of The Dow Chemical Company and DuPont, from September 2017 to April 2019. He is a director at American Airlines and Kyndryl. Ungerleider’s chemical industry knowledge, experience as a public company director, financial expertise and leadership through strategic transformations will be a meaningful addition to the Board.

Elliott’s Nominees: Repetitive, Less-skilled and Serious Loyalty Questions

As we have said, Elliott is a shareholder with a specific agenda for Phillips 66: break it up.

We feel Elliott’s nominees pose a significant risk to your investment. Elliott’s nominees have destroyed shareholder value as executives and directors at other public companies and have concerning conflicts and financial or personal ties to Elliott that should lead shareholders to ask if they would be truly independent voices in our board room. Keep in mind, after just one year, Elliott has already turned on one of its prior nominees in what appears to be a failed loyalty test.

It is also critical to remember that Elliott’s interests likely differ from other Phillips 66 shareholders, given Elliott is pursuing an acquisition of a direct competitor – CITGO. For more than a year, Amber Energy, a company wholly owned by Elliott, has been bidding for CITGO and the process remains ongoing. Their bids for CITGO have been meaningfully above the value of Elliott’s investment in Phillips 66. On Elliott’s recent podcast episode, John Pike confirmed that the same professionals on their energy team invest in public equities and private situations. In other words, the team investing in Phillips 66 is also leading the CITGO process.

This conflict is concerning because Amber Energy’s executives are actively helping support Elliott’s case to undermine Phillips 66’s strategy. Recently, Amber Energy’s CEO, Gregory Goff, publicly stated that he was an investor who had taken a position in Phillips 66 supporting Elliott. However, what he failed to mention was that he is Amber Energy’s CEO, that he was actively bidding for a direct competitor to Phillips 66 and that Elliott was paying his solicitation expenses. In fact, Elliott and Goff signed an agreement one day before Goff’s letter went public.

Shareholders should ask – why was obvious, important information about this conflict not timely disclosed?

Here is what you should know about Elliott’s nominees:

•	Brian Coffman:

•	Coffman has never served on the board of a public company and has no track record of any public company value creation.

•	Coffman is a repeat Elliott nominee and has previously served as a consultant for Elliott – raising questions about his ability to act independently as a director.

•	Coffman worked directly for Gregory Goff at Andeavor from 2013 to 2018 when the company was acquired by Marathon.

•	Sigmund Cornelius:

•	Cornelius has been a director at three companies (CARBO Ceramics, Parallel Energy, USEC) that filed for Chapter 11 bankruptcy protection, resulting in 100% losses for shareholders.

•

Cornelius’ track record shows concerning errors which led to disastrous company investigations: He was Freeport LNG’s Chief Operating Officer during a June 2022 blast, which led to a settlement with the EPA over safety failures.

•	Cornelius was a close colleague of Gregory Goff’s for 25 years at ConocoPhillips and also served on the Board of Andeavor with Goff from 2012 to 2019.

•	Michael Heim:

•	Heim oversaw a 93%[5] TSR decline as a director of Evolve Transition Infrastructure.

•	Stacy Nieuwoudt:

•	Nieuwoudt served as a director at Independence Contract Drilling and resigned only months before the company filed for Chapter 11 bankruptcy.

•	Across her three prior public company directorships, TSR declined by over 60%[6] during her tenure.

•	Nieuwoudt has no experience as an operator in the energy industry.

Do not let Elliott, the parent company of Amber Energy, undermine Phillips 66’s Board and strategy. Protect the long-term value of your investment.

Your Board Wants to Declassify Lawfully, and is Honest with You About What that Takes

A policy requiring directors to resign annually in an effort to circumvent our charter would be illegal under Delaware law. We are not aware of any company that has ever taken such an unprecedented step. This Annual Meeting marks our sixth attempt to declassify our Board since our formation in 2012. Unlike Elliott, we want to do so legally, by amending our governing documents. Elliott is pushing for an unprecedented annual director resignation mandate – one that directly violates our charter – likely to distract from their concerning conflicts and from our actual efforts to declassify in a legal manner. We ask that you support our proposal to properly declassify our Board by voting “FOR” Proposal 2 on your WHITE proxy card.

Your Vote is Important

We urge you to support Phillips 66 at the 2025 Annual Meeting. Your investment is best served by having a Board that has deep sector experience, a demonstrated ability to deliver reliable value and a proven history of acting independently for and in the best interest of all shareholders

We unanimously recommend you vote “FOR” ONLY Phillips 66’s nominees on the WHITE proxy card.

Thank you for your continued support.

Sincerely,

The Independent Directors of the Phillips 66 Board of Directors

[5]	Calculated from April 1, 2022 and February 15, 2022 for Evolve Transition Infrastructure.
[6]	Median total shareholder return across current and past public board memberships, as well as current and past public company executive experiences; compared against S&P 500 over the same time periods.

About Phillips 66

Phillips 66 (NYSE: PSX) is a leading integrated downstream energy provider that manufactures, transports and markets products that drive the global economy. The company’s portfolio includes Midstream, Chemicals, Refining, Marketing and Specialties, and Renewable Fuels businesses. Headquartered in Houston, Phillips 66 has employees around the globe who are committed to safely and reliably providing energy and improving lives while pursuing a lower-carbon future. For more information, visit phillips66.com or follow @Phillips66Co on LinkedIn.

Use of Non-GAAP Financial Information

Non-GAAP Measures — This letter includes non-GAAP financial measures, including “adjusted EBITDA” and “refining adjusted controllable costs.” These are non-GAAP financial measures that are included to help facilitate comparisons of operating performance across periods, to help facilitate comparisons with other companies in our industry and to help facilitate determination of enterprise value. Where applicable, these measures exclude items that do not reflect the core operating results of our businesses in the current period or other adjustments to reflect how management analyzes results. You can find reconciliations to, or further discussion of, the most comparable GAAP financial measures here.

Basis of Presentation — Effective April 1, 2024, we changed the internal financial information reviewed by our chief executive officer to evaluate performance and allocate resources to our operating segments. This included changes in the composition of our operating segments, as well as measurement changes for certain activities between our operating segments. The primary effects of this realignment included establishment of a Renewable Fuels operating segment, which includes renewable fuels activities and assets historically reported in our Refining, Marketing and Specialties (M&S), and Midstream segments; change in method of allocating results for certain Gulf Coast distillate export activities from our M&S segment to our Refining segment; reclassification of certain crude oil and international clean products trading activities between our M&S segment and our Refining segment; and change in reporting of our investment in NOVONIX from our Midstream segment to Corporate and Other. Accordingly, prior period results have been recast for comparability.

Jeff Dietert (investors)

832-765-2297

Jeff.dietert@p66.com

Owen Simpson (investors)

832-765-2297

owen.simpson@p66.com

Al Ortiz (media)

855-841-2368

al.s.ortiz@p66.com

Also on April 21, 2025, Phillips 66 distributed a mailer to Phillips 66 shareholders. A copy of that mailer is provided below.

PROTECT YOUR INVESTMENT

YOUR VOICE MATTERS

in Protecting Your Investment in Phillips 66

An upcoming vote seeks to undermine Phillips 66's current leadership to the detriment of our business – and your returns. As a valued PSX shareholder, it's important that you understand the facts.

PROVIDING ENERGY. IMPROVING LIVES.

Dear Fellow Shareholder,

Don't let Elliott's short-term rhetoric gamble away **Phillips 66's long-term potential** and your **consistently growing dividend**.

Your voice matters in protecting Phillips 66's future during our upcoming Annual Meeting. Short-sighted hedge fund activist Elliott Investment Management ("Elliott") is trying to disrupt our Board and destroy the steady, reliable dividends you've come to expect as a valued investor of Phillips 66.

Year after year, the Phillips 66 Board delivers for shareholders.

Since opening our doors in 2012:

The Board's ambitious but disciplined approach has generated a remarkable **479%**[1] **in total shareholder returns** – not to mention an **annual dividend growth rate of 15%**[2].

Phillips 66 shareholders have seen **over $43 billion**[3] in cumulative distributions.

Delivering value every year.
Annual Dividend ($ Per Share)
Increasing Every Year
15% CAGR
$4.50

YOUR VOTE COMES DOWN TO A SIMPLE QUESTION:

Do you trust a **PROVEN TEAM** with a strong track record, or do you gamble with a **high-risk, aggressive shareholder** who has a knack for destroying value?

Let's not forget:

Under President & CEO Mark Lashier's leadership, your returns have consistently beaten the industry average.

PHILLIPS 66 DELIVERS.
TSR Outperformance Since 2022 CEO Transition
67%
42%
45%
PSX

It's a straightforward premise:

WHEN WE WIN, YOU WIN.

The good news: you can reject Elliott's reckless behavior and protect your investment by voting the **WHITE** proxy card.

We urge our shareholders to back a highly engaged Board that has kept, and continues to keep, our promises. **Phillips 66's future – and your returns – depend on it.**

Sincerely,

The Phillips 66 Board of Directors

Also on April 21, 2025, Phillips 66 uploaded a video to its website https://www.phillips66delivers.com/. A transcript of the video is provided below.

VIDEO TRANSCRIPT

GLENN TILTON: We think we have the proper strategy. So in a sense, it’s helpful to have one that we can compete against.

So, Bob, you joined our board, Phillips 66, a year ago, and you certainly joined in an interesting time. So how would you describe the experience so far?

BOB PEASE: I came in ready to challenge, and I didn’t know how responsive the board would be. Or management. The training I got, the introduction to staff, the ability to speak with Mark, the ability to speak with any of his staff, was outstanding. So I immediately had the opportunity to step right in. But I think probably what I was most impressed with was the composition of the board and the leadership team and the breadth of experiences, and how open the dialog was.

GLENN TILTON: So before we go a little further, talk to me a little more about the onboarding experience. You’ve got the opportunity to meet with each of the segment leaders and their teams. And you’ve done so, of course, throughout the course of the year. How did that help you understand the connectivity of the integrated business model that we have here at Phillips 66?

BOB PEASE: Well, it was essential because you can see it on a diagram, how the parts seem to fit together. And why there is benefit in integration. But until you actually get a chance to understand it’s more than just the physical flows, it is how you optimize between them. It’s how you capture value, how you manage and reduce risk by having the exposures to be able to pick between how you operate, where you send products, how you share learnings across the business.

GLENN TILTON: Talk to me a little bit about how you perceive the process by which we select potential new directors.

BOB PEASE: Right. The rigorous, tremendous, the process of establishing what are the skill sets, the experiences, the knowledge and the interaction capabilities between members, the not just the grid that we go through of where are we strong? Where do we need to add? But the ability to then engage with all of the potential candidates to review them in advance, then to actually talk with people one on one, is tremendous.

Yes. Everyone brings a different set of skill sets, mine’s heavily refining and heavily commercial, but it takes an awful lot of skill sets to push the company strategically in the right direction. We’ve done on the nominating governance of evaluating a lot of committee members. How do you decide what’s the right fit?

GLENN TILTON: We now have four nominees for this cycle, all of whom, are deeply experienced in the energy industry. But we also look for the experiences they’ve had on other boards. I want to know that they spoke up and when they were less than fully satisfied with the governance of the company, I certainly wanted to know that. Did they in fact say, “gee, I’m not altogether satisfied with the governance here.”

If they don’t do that, then frankly, they don’t belong in our culture.

BOB PEASE: So how do you think about shareholder engagement?

GLENN TILTON: So from a board perspective, I think you ought to seize every opportunity a director gets.

BOB PEASE: Anything different in the messaging this year.

GLENN TILTON: Well, I think the messaging this year is that we have a point of view that’s different than our own. So that point of view that’s out there now very publicly, prosecuted, probably in a way that we might have done differently. We think we have the proper strategy. So in a sense, it’s helpful to have one that we can compete against.

BOB PEASE: Now, that was nice. At the end of the day, because we’ve a lot of the topics that were raised, we’ve discussed as a board ongoing and the board is unified around the approach that is being taken.

GLENN TILTON: You know, Bob, the value of that comment and what you said previously about your introduction to the board is if you favored that strategy, you would have had every opportunity to say so.

BOB PEASE: Sure.

GLENN TILTON: I mean, and so would your colleagues. I mean, there is an opportunity to be in the minority with a different point of view at every strategy meeting.

But everybody that has a point of view that’s a little different than the main gets the opportunity to be the activist in the room and to make their case.

Also on April 21, 2025, Phillips 66 updated its website https://www.phillips66delivers.com/. A copy of the updated website content (other than that previously filed) is provided below.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws relating to Phillips 66’s operations, strategy and performance. Words such as “anticipated,” “committed,” “estimated,” “expected,” “planned,” “scheduled,” “targeted,” “believe,” “continue,” “intend,” “will,” “would,” “objective,” “goal,” “project,” “efforts,” “strategies” and similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements included in this document are based on management’s expectations, estimates and projections as of the date they are made. These statements are not guarantees of future events or performance, and you should not unduly rely on them as they involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include: changes in governmental policies or laws that relate to our operations, including regulations that seek to limit or restrict refining, marketing and midstream operations or regulate profits, pricing, or taxation of our products or feedstocks, or other regulations that restrict feedstock imports or product exports; our ability to timely obtain or maintain permits necessary for projects; fluctuations in NGL, crude oil, refined petroleum, renewable fuels and natural gas prices, and refining, marketing and petrochemical margins; the effects of any widespread public health crisis and its negative impact on commercial activity and demand for refined petroleum or renewable fuels products; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs including the renewable fuel standards program, low carbon fuel standards and tax credits for renewable fuels; potential liability from pending or future litigation; liability for remedial actions, including removal and reclamation obligations under existing or future environmental regulations; unexpected changes in costs for constructing, modifying or operating our facilities; our ability to successfully complete, or any material delay in the completion of, any asset disposition, acquisition, shutdown or conversion that we have announced or may pursue, including receipt of any necessary regulatory approvals or permits related thereto; unexpected difficulties in manufacturing, refining or transporting our products; the level and success of drilling and production volumes around our midstream assets; risks and uncertainties with respect to the actions of actual or potential competitive suppliers and transporters of refined petroleum products, renewable fuels or specialty products; lack of, or disruptions in, adequate and reliable transportation for our products; failure to complete construction of capital projects on time or within budget; our ability to comply with governmental regulations or make capital expenditures to maintain compliance with laws; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets, which may also impact our ability to repurchase shares and declare and pay dividends; potential disruption of our operations due to accidents, weather events, including as a result of climate change, acts of terrorism or cyberattacks; general domestic and international economic and political developments, including armed hostilities (such as the Russia-Ukraine war), expropriation of assets, and other diplomatic developments; international monetary conditions and exchange controls; changes in estimates or projections used to assess fair value of intangible assets, goodwill and property and equipment and/or strategic decisions with respect to our asset portfolio that cause impairment charges; investments required, or reduced demand for products, as a result of environmental rules and regulations; changes in tax, environmental and other laws and regulations (including alternative energy mandates); political and societal concerns about climate change that could result in changes to our business or increase expenditures, including litigation-related expenses; the operation, financing and distribution decisions of equity affiliates we do not control; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

On April 8, 2025, Phillips 66 filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”) and accompanying WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) and its solicitation of proxies for Phillips 66’s director nominees and for other matters to be voted on. This communication is not a substitute for the Proxy Statement or any other document that Phillips 66 has filed or may file with the SEC in connection with any solicitation by Phillips 66. PHILLIPS 66 SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED WITH THE SEC AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain copies of the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents (including the WHITE proxy card) filed by Phillips 66 with the SEC without charge from the SEC’s website at www.sec.gov. Copies of the documents filed by Phillips 66 with the SEC also may be obtained free of charge at Phillips 66’s investor relations website at https://investor.phillips66.com or upon written request sent to Phillips 66, 2331 CityWest Boulevard, Houston, TX 77042, Attention: Investor Relations.

Certain Information Regarding Participants

Phillips 66, its directors, its director nominees and certain of its executive officers and employees may be deemed to be participants in connection with the solicitation of proxies from Phillips 66 shareholders in connection with the matters to be considered at the 2025 Annual Meeting. Information regarding the names of such persons and their respective interests in Phillips 66, by securities holdings or otherwise, is available in the Proxy Statement, which was filed with the SEC on April 8, 2025, including in the sections captioned “Beneficial Ownership of Phillips 66 Securities” and “Appendix C: Supplemental Information Regarding Participants in the Solicitation.” To the extent that Phillips 66’s directors and executive officers who may be deemed to be participants in the solicitation have acquired or disposed of securities holdings since the applicable “as of” date disclosed in the Proxy Statement, such transactions have been or will be reflected on Statements of Changes in Ownership of Securities on Form 4 or Initial Statements of Beneficial Ownership of Securities on Form 3 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.